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Exhibit 1.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS (THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THIS NOTE AND THE ACTS.

SECURED PROMISSORY NOTE

December 17, 2004 Atlanta, Georgia	U.S. $7,800,000.00

        FOR VALUE RECEIVED, the undersigned Life Therapeutics Limited, a corporation organized under the laws of the Commonwealth of Australia (the "Parent"); Life Gels, Inc. (f/k/a Gradipore, Inc.), a Delaware corporation ("LG"); Life Therapeutics Plasma Holdings, Inc. (f/k/a Gradipore Plasma Holdings, Inc.), a Delaware corporation ("LTPH"); LifeSera, Inc., (f/k/a Serologicals Specialty Biologics, Inc.), a Delaware corporation ("LifeSera"); LifeSera Nevada, Inc. (f/k/a Serologicals Nevada, Inc.), a Nevada corporation ("Nevada"); LifeSera Business Trust (f/k/a Serologicals Business Trust), a Nevada business trust ("LBT"); LifeSera Investments, LLC (f/k/a Serologicals Investments, LLC), a Georgia limited liability company ("LLC"); LifeSera Management Partnership, LP (f/k/a Serologicals Management Partnership, LP), a Delaware limited partnership ("LP"); and Allegheny Biologicals, Inc., a Pennsylvania corporation ("Allegheny", and together with LG, LTPH, LifeSera, Nevada, LBT, LLC, and LP, each a "Company" and collectively, the "Companies") (the Parent and the Companies are hereinafter referred to collectively as the "Makers") hereby, jointly and severally, promise to pay to the order of Serologicals Finance Company, a Delaware corporation (together with any subsequent holder of this Note, the "Holder"), at its main office at 5655 Spalding Drive, Norcross, Georgia 30092, or at such other address as the Holder may from time to time designate in writing, the principal sum of Seven Million Eight Hundred Thousand Dollars (U.S. $7,800,000.00), together with interest thereon, as calculated in accordance with the provisions of this Note.

        This Note is issued pursuant to that certain Exchange Agreement, dated as of the date hereof (the "Exchange Agreement"), between the Parent and the Holder and shall be secured as more fully set forth in that certain Amended and Restated Security Agreement, dated as of the date hereof, made by the Companies in favor of the Holder. Pursuant to the Exchange Agreement, the Holder has agreed to cancel certain promissory notes previously issued to Holder by the Companies in exchange for this Note and other consideration as set forth in the Exchange Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Exchange Agreement.

        1.    Payment of Principal.

        (a)   Payment Schedule.    The Makers shall pay to Holder the outstanding principal amount of this Note in accordance with the following payment schedule, (each such payment of principal being referred to herein as a "Payment Amount") together with all accrued and unpaid interest thereon (as set forth in Section 2 below):

Payment Date	Payment Amount
January 3, 2005	$500,000
June 30, 2005	$500,000
September 30, 2005	$1,000,000
January 2, 2006	$2,000,000
June 30, 2006	$850,000
January 1, 2007	$850,000
July 2, 2007	$850,000
December 31, 2007	All principal amounts outstanding together with all accrued but unpaid interest and fees and all other amounts payable pursuant to this Note

        (b)   Form of Payment.    Each Payment Amount (and accompanying fees, if any) shall be payable, at the Makers' option:

  (i)
  in lawful money of the United States which shall be legal tender for public and private debts at the time of payment (a "Cash Payment"); or

  (ii)
  subject to clause 1(c) below, in accordance with the formula and procedure set forth in clauses 1(d) and 1(e) below, by the issue of ordinary shares credited as fully paid (the "Shares") of the Parent and ranking equally with and carrying all rights attaching to the existing issued ordinary shares of the Parent at the time of their issue (a "Share Payment") equal to such Payment Amount;

provided, however, that the Makers agree that the first Payment Amount, due January 3, 2005, shall be a Cash Payment.

        (c)   Share Payment.    The right of the Makers to elect to pay a Payment Amount by way of a Share Payment is conditional on the following:

  (i)
  the Makers have provided to the Holder a written notice (the "Share Payment Notice") at least ten (10) days prior to the date on which the relevant Payment Amount is due indicating the Makers' intention to make a Share Payment in respect of that Payment Amount;

  (ii)
  the holders of ordinary shares of the Parent approving the issue of the relevant Shares to the Holder for the purposes, and in accordance with the requirements, of the official listing rules of the Australian Stock Exchange Limited ABN 98 008 624 691 ("ASX") ("ASX Listing Rules") (including without limitation ASX Listing Rule 7.1), provided that the Holder may waive this condition if the Parent provides the Holder with a Legal Opinion that no such approval is required in relation to the issue of the relevant Shares under the ASX Listing Rules);

  (iii)
  the issue of the relevant Shares to the Holder is approved by a resolution passed at a general meeting of the Parent for the purposes, and in accordance with the requirements, of item 7 of section 611 of the Corporations Act 2001 (Commonwealth of Australia) ("Corporations Act") provided that the Holder may waive this condition if the Parent provides the Holder with a Legal Opinion that the issue of the relevant Shares to the Holder without such approval will not contravene the Corporations Act;

  (iv)
  the Parent confirms in writing to the Holder that the Parent will, immediately after the issue of the relevant Shares to the Holder, give ASX a notice under section 708A(6) of the Corporations Act and there is no excluded information that the Parent will be required to set out in that notice under sections 708A(7) and (8) of the Corporations Act, provided that the Holder may waive this condition if the Parent provides the Holder with a Legal Opinion that an offer of the relevant Shares for sale within 12 months after their issue will not require disclosure under section 707(3) of the Corporations Act;

  (v)
  the Parent confirms in writing to the Holder that the Parent:

  (A)
  will, immediately after the issue of the relevant Shares to the Holder, apply to ASX for quotation of the relevant Shares on ASX; and

  (B)
  agrees do all things required in order to secure such quotation;

  (v)
  either:

  (A)
  the Parent obtains all relevant approvals as may be required under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) ("FATA") in respect of the issue of the relevant Shares (such approvals to be unconditional or subject to conditions that the Holder considers in its absolute discretion to be acceptable); or

    (B)
    the expiry of the relevant period following the giving of notice in relation to the issue of the relevant Shares under FATA without any prohibition order being made under FATA,

  provided that the Holder may waive this condition if the Parent provides the Holder with a Legal Opinion that approval under FATA is not required;

  (vi)
  the Parent providing to the Holder immediately before the issue of the relevant Shares a Legal Opinion stating that:

  (A)
  upon issuance to the Holder, the relevant Shares will be duly authorised, validly issued, fully paid and non-assessable and free from pre-emptive rights;

  (B)
  the Parent has obtained (or subject to satisfaction of the conditions in clauses 1(c)(ii) and (iii) above, will have obtained) all required approvals from its board of directors, it shareholders and ASX in connection with the issue of the relevant Shares;

  (C)
  on issue and following quotation of the relevant Shares on ASX, the Shares may be sold on ASX without any restriction;

  (D)
  the issue of the relevant Shares will not violate any law, regulation or rule applicable to the Parent or the Parent's constitution or the terms of any material contract or agreement to which the Parent is bound or to which it is subject, provided that the Holder may in its absolute discretion waive this condition in whole or in part.

In this clause "Legal Opinion" means a written legal opinion by a firm of corporate lawyers in the Commonwealth of Australia approved by the Holder (such approval not to be unreasonably withheld) and in a form and substance reasonably satisfactory to the Holder.

        (d)   Issue of Shares to the Parent.    If the Makers elect to pay a Payment Amount by a Share Payment, the relevant Shares must be issued as directed by the Holder (including to the Holder's nominee).

        (e)   Calculation of Share Amount.    If the Makers elect to make a Share Payment in accordance with the provisions set forth in Section 1(b) above, the number of Shares to be issued pursuant to the Share Payment will be calculated by dividing: (i) the Payment Amount (converted into Australian Dollars at the "Exchange Rate" (as defined below)) owed to the Holder for the payment period by (ii) the 20-Day Moving Average (as defined below) of the Shares. The 20-Day Moving Average shall be the arithmetic average of the closing price of the Shares on ASX during the twenty trading days ending three trading days prior to the applicable Share Payment Notice. The term "Exchange Rate" means the mid-range rate for trading among banks in amounts of U.S. $1 million and more published in The Wall Street Journal on the day prior to the date of the applicable Share Payment Notice.

        2.    Interest Payments.

        (a)   Accrual.    Interest shall accrue on the outstanding principal balance in an amount equal to the Short-Term Applicable Federal Rate from time to time in effect during the period for which interest is computed, compounded annually.

        (b)   Payment of Interest.    All then accrued and unpaid interest shall become due on each of the payment dates set forth in Section 1(a) (each, an "Interest Payment") and shall be paid to the Holder concurrently.

        (c)   Form of Interest Payment.    Each Interest Payment shall be payable, at the Makers' option:

  (i)
  In lawful money of the United States which shall be legal tender for public and private debts at the time of payment (an "Interest Cash Payment"); or

  (ii)
  Subject to the terms of clause (d) below, by the prompt sale, transfer and assignment to Holder of blood serum or diagnostic inventory (the "Interest Inventory") owned by Makers. The established value of the Interest Inventory shall be computed in accordance with the then established book value of said Interest Inventory; provided, however, if the Interest Inventory to be transferred to Holder was originally acquired by Maker from the sale of all of the issued and outstanding shares of LifeSera, Inc. (f/k/a Serologicals Specialty Biologics, Inc.) by Holder, pursuant to the Stock Purchase Agreement dated January 15, 2004 (the "Acquisition"), then in such cases the established value of the Interest Inventory shall be computed in accordance with the book value of said Interest Inventory established at the time of the Acquisition.

        (d)   Delivery of Interest Inventory.    In the event that an Interest Payment is made by the sale, transfer and assignment of Interest Inventory, in each case Makers agree, at the Holders' election, to deliver the Interest Inventory to such location as may be specified by the Holders, or to hold and maintain the Interest Inventory at a mutually acceptable location owned by one or more Maker, in which case Holders shall pay all reasonable costs and expenses associated with the holding and maintenance of the Interest Inventory.

        3.    Prepayment of Principal Amount.    The Makers may, on any due date of a principal payment as set forth in Section 1(a) above (a "Payment Date"), without premium or penalty, prepay all or any portion of the outstanding principal amount of this Note. In connection with each prepayment of principal hereunder, the Makers shall also pay all accrued and unpaid interest related to the principal amount of this Note being so prepaid, in accordance with the provisions of Section 2 above. Any prepayment of outstanding principal hereunder shall be applied to the Payment Amounts in inverse order of maturity.

        4.    Events of Default.    For purposes of this Note, an "Event of Default" shall be deemed to have occurred if:

        (a)   the Makers fail to pay when due and payable the full amount of any Payment Amount or Interest Payment;

        (b)   the Makers fail to perform or observe any other provision, or breaches any representation, warranty or covenant, contained in this Note, the Security Agreement, the Exchange Agreement, the Release or any of the other agreements contemplated thereby, and such failure or breach is not cured within thirty (30) days after such written notice of the occurrence thereof;

        (c)   any Maker makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating any Maker bankrupt or insolvent; or any order for relief with respect to any Maker is entered under applicable laws or rules governing bankruptcy; or any Maker petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of a Maker, or of any substantial part of any Maker, or commences any proceeding relating to any Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against any Maker and either (A) the Maker by any act indicates its approval thereof, consent thereto or acquiescence therein, or (B) such petition, application or proceeding is not dismissed within sixty (60) days;

        (d)   any Maker defaults in the performance of any obligation or agreement related to Indebtedness (as defined below) if the effect of such default is to cause an amount exceeding $250,000 to become due prior to its stated maturity or to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of any obligations to cause an amount exceeding $250,000 to become due prior to its stated maturity;

        (e)   the transfer of capital stock or other equity interest of the Companies by Life Sera or any Affiliate, through assignment, sale, dividend or otherwise;

        (f)    the Makers' ordinary shares shall cease to be traded on the Australian Stock Exchange; or

        (g)   any ordinary shares of capital stock issued to Holder pursuant to a Share Payment shall become restricted or shall no longer be freely tradeable on the Australian Stock Exchange.

        5.    Consequences of Events of Default.

        (a)   If an Event of Default of the type described in Sections 3(a), (b), (d) or (e), has occurred, the Holder may declare all or any portion of the outstanding principal amount of this Note (together with any accrued interest thereon and all fees, charges and other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable) owned by the Holder without further demand, presentment, protest or notice of any kind. If the Holder demands immediate payment of all or any portion of this Note, the Makers shall promptly pay to the Holder all such amounts due and payable; provided, however, that the Makers shall have a ten (10) day period in the event that the Parent chooses to make a Share Payment in accordance with Section 1(b), (c) and (d).

        (b)   If an Event of Default of the type described in Section 3(c), (f) or (g) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the Holder, and the Makers shall immediately pay to the Holder all amounts due and payable with respect to this Note.

        (c)   The Holder shall also have any other rights which it may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law, including, without limitation, any and all rights it may have pursuant to the Security Agreement.

        6.    Default Rate.    Upon any failure to make any payment hereunder when due, the Makers, jointly and severally, agree to pay interest to Holder at a rate per annum equal to One Month LIBOR plus five hundred basis points on the aggregate indebtedness represented hereby, including accrued interest, until such aggregate indebtedness is paid in full. The Makers shall also pay to Holder, in addition to the amount due, all costs of collecting, securing or attempting to collect or secure this Note, including, without limitation, court costs and attorneys' fees, including attorneys' fees on any appeal by either the Makers or Holder.

        7.    Waivers.    With respect to the amounts due pursuant to this Note, the Makers waive the following: (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under any applicable laws; (b) demand, presentment, protest, notice of dishonor, notice of nonpayment, suit against any party, diligence in collection, and all other requirements necessary to enforce this Note; and (c) any further receipt by, or acknowledgment of, any collateral now or hereafter deposited as security for the obligations hereunder.

        8.    Transfer.    The Holder may sell, transfer or assign this Note or any interest in this without the prior written consent of the Company; provided, however, that Holder acknowledges that this Note has not been registered under the Securities Act of 1933 (the "Act"), as amended, or any state securities laws, and that the Note may not be sold, transferred or otherwise disposed except (i) pursuant to a valid registration statement effective under the Act and applicable state securities laws or (ii), pursuant to and after delivery to the Makers of an opinion of counsel, reasonably satisfactory to the Company, that the sale, transfer or assignment complies with an available exemption from the registration requirements of the Act. Notwithstanding the foregoing, the Holder shall be permitted to pledge this Note to JPMorgan Chase Bank, as Administrative Agent (the "Agent"), pursuant to that certain Credit Agreement, dated as of October 14, 2004, among Serologicals Corporation, the lenders named therein and the Agent, to secure the indebtedness from time-to-time outstanding thereunder, without providing a legal opinion of the type contemplated by clause (ii) of the preceding sentence.

        9.    Amendment.    This Note may not be amended, altered or modified except by an instrument executed by the Holder and the Company. No course of dealing between or among any Persons (as defined below) having any interest in this Note shall be deemed effective to modify, amend or discharge any part of this Note or any rights or obligations of any Person under or by reason of this Note.

        10.    No Waiver.    Failure on the part of the Holder to insist on the strict performance of any or all of the terms, provisions, and covenants contained in this Note shall not be construed as a waiver or relinquishment for the future of any term, provision or covenant herein. The Holder shall not by any act, delay, omission, or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Holder.

        11.    Application of Payments.    All payments shall be applied first to interest then due and payable, if any, and any balance shall be applied in reduction of principal in accordance with the terms of this Note.

        12.    Form of Payments.    All payments, other than Share Payments, shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment.

        13.    Interest Rate.    Any interest payable hereunder shall accrue and be calculated on the basis of the actual number of days in the related period over 365 days. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event such payment is inadvertently paid by the Makers or inadvertently received by Holder, then such excess sum shall be credited as a payment of principal, unless the Makers elect to have such excess sum refunded to them forthwith. It is the express intent hereof that the Makers not pay and the Holder not receive, directly or indirectly, interest in excess of that which may be legally paid by the Makers under applicable law.

        14.    Remedies Cumulative.    All rights and remedies of the Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. The Makers agree that there are no defenses, equities or setoffs with respect to the obligations set forth herein. The obligations of the Makers hereunder shall be binding upon and enforceable against the Makers and their respective successors, heirs, executors and legal representatives.

        15.    Business Days.    If any payment hereunder is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Georgia or the Commonwealth of Australia, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest, if applicable, shall continue to accrue at the required rate hereunder until any such payment is made.

        16.    Severability.    Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be effective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        17.    Time of the Essence.    TIME IS OF THE ESSENCE OF THIS NOTE.

        18.    Governing Law.    The Note shall be governed as to the validity, interpretation, construction, effect, and in all other respects, by the laws and decisions of the State of Delaware giving effect to its conflicts of laws principles.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, each of the undersigned has caused this instrument to be executed by its duly authorized President on the day and year first above written.

LIFE THERAPEUTICS, LTD.
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
LIFE GELS, INC.
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
LIFE THERAPEUTICS PLASMA HOLDINGS, INC.
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
LIFESERA, INC.
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
LIFESERA NEVADA, INC.
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
LIFESERA BUSINESS TRUST
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
LIFESERA INVESTMENTS, LLC
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
LIFESERA MANAGEMENT PARTNERSHIP, LP
By:	/s/ JOHN MANUSU
Name: John Manusu Title: Authorized Officer
ALLEGHENY BIOLOGICALS, INC.
By:	/s/ JOHN MANUSU
Name: Title:

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  Exhibit 1.2
SECURED PROMISSORY NOTE